UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1*)

                               Sodak Gaming, Inc.
                               ------------------

                         Common Stock, $.001 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                   833777 10 5
                              --------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . / / (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                (Page 1 of  5)
                                      -     -

  CUSIP No. 833777 10 5                    13G                       Page 2 of 5


--------------------------------------------------------------------------------
   1   Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person
       Harrah's Operating Company, Inc.
       75-1941623
--------------------------------------------------------------------------------
   2   Check the Appropriate Box if a Member of a Group  (a)     N/A

                                                         (b)     N/A

--------------------------------------------------------------------------------
   3   SEC Use Only



--------------------------------------------------------------------------------
   4   Citizenship or Place of Organization

       Delaware

--------------------------------------------------------------------------------
                 5   Sole Voting Power
   Number Of
                     1,596,244
                ----------------------------------------------------------------
     Shares      6   Shared Voting Power
  Beneficially
    Owned By          None
                ----------------------------------------------------------------
      Each       7   Sole Dispositive Power
   Reporting
     Person           1,596,244
                ----------------------------------------------------------------
      With       8   Shared Dispositive Power

                      None
--------------------------------------------------------------------------------
   9   Aggregate Amount Beneficially Owned by Each Reporting Person

       1,596,244 shares
--------------------------------------------------------------------------------
  10   Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares*


--------------------------------------------------------------------------------
  11   Percent of Class Represented By Amount in Row 9

       14.1%
--------------------------------------------------------------------------------
  12   Type of Reporting Person*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Item 1(a)      Name of Issuer

               Sodak Gaming, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices

               5301 South Highway 16
               Rapid City, South Dakota  57701

Item 2(a)      Name of Person Filing

               Harrah's Operating Company, Inc., successor by merger to Harrah's Club (See Exhibit A)

Item 2(b)      Address of Principal Business Office or Residence

               1023 Cherry Road
               Memphis, TN  38117

Item 2(c)      Citizenship

               Delaware Corporation

Item 2(d)      Title of Class of Securities

               Common Stock, $.001 par value

Item 2(3)      CUSIP Number

               833777 10 5

Item 3         Identification

               Not Applicable

Item 4         Ownership

     (a)       Amount Beneficially Owned

               1,596,244 shares

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Item 4   Ownership (Continued)

         (b)     Percent of Class

                 14.1%

         (c)     Number of shares as to which such person has

                 (i)    sole power to vote or to direct the vote:    1,596,244
                 (ii)   shared power to vote or to direct the vote: 0
                 (iii)  sole power to dispose or to direct the disposition
                        of: 1,596,244
                 (iv)   shared power to dispose or to direct the disposition
                        of:  0

Item 5   Ownership of Five Percent or Less of a Class

                                Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person

                                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                Not Applicable

Item 8   Identification and Classification of Members of the Group

                                Not Applicable

Item 9   Notice of Dissolution of Group

                                Not Applicable



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1996
      -----------------


/s/ E. O. Robinson, Jr.
-----------------------
Signature


E. O. Robinson, Jr., Senior Vice President
------------------------------------------
Name/Title

                                    EXHIBIT A



Item 2(a) - Name of Person Filing
---------------------------------

Pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934, the undersigned hereby files this Amendment to Schedule 13G on behalf of Harrah's Operating Company, Inc., a Delaware corporation. On August 31, 1995, Harrah's Club, a Nevada corporation and the Reporting Person under the original Schedule 13G filed February 14, 1994, merged with and into Harrah's Operating Company, Inc. Harrah's Operating Company, Inc. was the surviving corporation in the merger.